Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO REPORTS SECOND QUARTER 2003 RESULTS

Dallas, Texas, July 17, 2003.... ENSCO International Incorporated (NYSE: ESV) reported net income of $31.1 million ($0.21 per diluted share) on revenues of $196.9 million for the three months ended June 30, 2003, compared to net income of $23.3 million ($0.17 per diluted share) on revenues of $146.1 million for the three months ended June 30, 2002. The second quarter 2003 results include income from discontinued operations of $4.2 million ($0.03 per diluted share) related to the gain on the sale of the Company's marine transportation fleet which was completed on April 1, 2003. Income from continuing operations for the three months ended June 30, 2003, was $26.9 million ($0.18 per diluted share) compared to $22.5 million ($0.16 per diluted share) in the year earlier quarter.

ENSCO's net income for the first six months of 2003 was $54.0 million ($0.36 per diluted share) on revenues of $392.0 million, compared to net income of $39.5 million ($0.29 per diluted share) on revenues of $276.1 million for the prior year's first six month period. The six month period results of 2003 include income from discontinued operations of $0.9 million ($0.01 per diluted share) related to the Company's marine transportation segment. Income from continuing operations for the six months ended June 30, 2003, was $53.1 million ($0.35 per diluted share) compared to $37.4 million ($0.27 per diluted share) in the year earlier six month period.

The average day rate for ENSCO's active jackup rig fleet was $46,900 for the second quarter of 2003, compared to $42,100 in the year earlier quarter. Utilization for the Company's jackup fleet increased to 88% in the most recent quarter, up from 85% in the second quarter of 2002. Excluding rigs in a shipyard for regulatory, inspection, and enhancement initiatives, jackup utilization was 96% in the most recent quarter, compared to 94% in the year earlier period.

Carl Thorne, Chairman and Chief Executive Officer of ENSCO, commented on the Company's current markets and outlook: "Gulf of Mexico jackup rig demand is little changed over the last several months, with supply continuing to decrease as some rigs depart for international service. We are beginning to see some improvement in the Gulf of Mexico jackup day rates, although this primarily applies to the larger, more capable jackup rigs. The North Sea jackup market is sluggish, with little term work now being bid, and day rates are beginning to soften. Two of our Europe/Africa jackup rigs may have some available time during the third quarter before commencing new contract commitments, with the remainder of our fleet in that jurisdiction committed into the fourth quarter of 2003. Asia Pacific remains firm, in terms of both utilization and day rates, with a good level of additional bid activity.

"With respect to our continuing fleet renewal program, in North America, ENSCO 82 remains in a shipyard for major upgrade, with expected completion early in the fourth quarter. ENSCO 68 will enter a shipyard for major enhancement in late 2003. With respect to more limited projects, ENSCO 60 is now in a shipyard until late in the year, and ENSCO 55 is scheduled to follow. In Asia Pacific, ENSCO 57 is currently in a shipyard and due for delivery in August. During the third quarter, ENSCO 97 will also be in a shipyard for approximately 30 days.

"Given expected market softness in the North Sea over the remainder of 2003, muted improvement in Gulf of Mexico day rates, and scheduled shipyard downtime, we expect third quarter 2003 income from continuing operations to be little changed from the $0.18 per diluted share realized in the second quarter of 2003."

Statements contained in this news release that state the Company's or management's intentions, hopes, beliefs, expectations, anticipations or predictions of the future are forward-looking statements. Such forward-looking statements include references to any trends in day rates or utilization, future utilization for our rigs, the number of our rigs that will be in a shipyard, market conditions and our third quarter 2003 earnings expectation. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) industry conditions and competition, (ii) cyclical nature of the industry, (iii) worldwide expenditures for oil and gas drilling, (iv) operational risks and insurance, (v) risks associated with operating in foreign jurisdictions, (vi) environmental or other liabilities which may arise in the future which are not covered by insurance or indemnity, (vii) the impact of current and future laws and government regulation, as well as repeal or modification of same, affecting the oil and gas industry in general and the Company's operations in particular, (viii) renegotiation, nullification, or breach of contracts with customers or other parties, (ix) changes in the dates the Company's rigs undergoing shipyard work or enhancement will enter service, (x) political and economic uncertainty in Venezuela and elsewhere, and (xi) the risks described from time to time in the Company's SEC filings. Copies of such filings may be obtained at no charge by contacting the Company's investor relations department at 214-397-3045 or the investor relations section of the Company's website at http://www.enscous.com.

All information in this press release is as of July 17, 2003. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or reflect changes in the Company's expectations.

ENSCO, headquartered in Dallas, Texas, provides contract drilling services to the global petroleum industry.

Contact: Richard LeBlanc 214-397-3011

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ENSCO will conduct a publicly accessible conference call at 10:00 a.m. Central Daylight Time on Thursday, July 17, 2003, to discuss its second quarter results. The call will be broadcast live over the Internet at www.enscous.com. Parties may also listen to the call by dialing 952-556-2870. It is recommended that participants call five to ten minutes before the scheduled start time.

A replay of the conference call will be available on ENSCO's web site www.enscous.com or, for 24 hours after the call, by phone at 703-326-3020 (access number 166706).

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF INCOME (In millions, except per share data)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2003		2002		2003		2002

OPERATING REVENUES	$196.9		$146.1		$392.0		$276.1

OPERATING EXPENSES
Contract drilling	111.1		74.1		222.3		152.9
Depreciation and amortization	33.9		27.8		66.9		54.7
General and administrative	4.8		4.6		10.7		9.0

	149.8		106.5		299.9		216.6

OPERATING INCOME	47.1		39.6		92.1		59.5

OTHER INCOME (EXPENSE)
Interest income	0.9		1.6		1.6		3.1
Interest expense, net	(9.1)		(8.1)		(18.3)		(15.9)
Other, net	(1.4)			--	(1.2)		8.2

	(9.6)		(6.5)		(17.9)		(4.6)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	37.5		33.1		74.2		54.9

PROVISION FOR INCOME TAXES	10.6		10.6		21.1		17.5

INCOME FROM CONTINUING OPERATIONS	26.9		22.5		53.1		37.4

DISCONTINUED OPERATIONS	4.2		0.8		0.9		2.1

NET INCOME	$ 31.1		$ 23.3		$ 54.0		$ 39.5

EARNINGS PER SHARE - BASIC
Continuing operations	$ 0.1	8	$ 0.1	6	$ 0.3	5	$ 0.2	7
Discontinued operations	0.0	3	0.0	1	0.0	1	0.0	2

	$ 0.2	1	$ 0.1	7	$ 0.3	6	$ 0.2	9

EARNINGS PER SHARE - DILUTED
Continuing operations	$ 0.1	8	$ 0.1	6	$ 0.3	5	$ 0.2	7
Discontinued operations	0.0	3	0.0	1	0.0	1	0.0	2

	$ 0.2	1	$ 0.1	7	$ 0.3	6	$ 0.2	9

AVERAGE COMMON SHARES OUTSTANDING
Basic	149.5		135.3		149.4		135.0
Diluted	150.1		136.2		149.9		135.8

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEET (In millions)

	June 30,	December 31,
	2003	2002

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 262.2	$ 147.1
Short-term investments	9.0	38.4
Accounts receivable, net	166.1	162.8
Prepaid expenses and other	36.6	39.2

Total current assets	473.9	387.5

PROPERTY AND EQUIPMENT, NET	2,218.6	2,258.0

OTHER ASSETS
Goodwill	350.5	350.2
Other, net	66.6	65.8

Total other assets	417.1	416.0

	$3,109.6	$3,061.5

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 189.5	$ 176.8
Current maturities of long-term debt	21.5	21.5

Total current liabilities	211.0	198.3

LONG-TERM DEBT	536.1	547.5

DEFERRED INCOME TAXES	324.7	332.3

OTHER LIABILITIES	15.8	16.4

STOCKHOLDERS' EQUITY	2,022.0	1,967.0

	$3,109.6	$3,061.5

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (In millions)

	Six Months Ended June 30,
	2003	2002

OPERATING ACTIVITIES
Net income	$ 54.0	$ 39.5
Adjustments to reconcile net income to net cash provided
by operating activities of continuing operations:
Depreciation and amortization	66.9	54.7
Discontinued operations	(0.9)	(2.1)
Changes in working capital and other	5.8	(11.4)

Net cash provided by operating activities of continuing operations	125.8	80.7

INVESTING ACTIVITIES
Additions to property and equipment	(100.6)	(91.4)
Net proceeds from sale of discontinued business	78.8	--
Proceeds from disposition of assets	1.6	24.0
Sale of investments	29.4	14.9
Other	(2.6)	--

Net cash (used in) provided by investing activities of continuing operations	6.6	(52.5)

FINANCING ACTIVITIES
Reduction of long-term borrowings	(11.5)	(6.3)
Cash dividends paid	(7.5)	(6.8)
Proceeds from exercise of stock options	5.9	16.0
Other	(0.6)	(1.0)

Net cash (used in) provided by financing activities of continuing operations	(13.7)	1.9

NET CASH USED IN DISCONTINUED OPERATIONS	(3.6)	(2.1)

INCREASE IN CASH AND CASH EQUIVALENTS	115.1	28.0

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	147.1	278.8

CASH AND CASH EQUIVALENTS, END OF PERIOD	$262.2	$306.8

ENSCO INTERNATIONAL INCORPORATED OPERATING STATISTICS

			First
	Second Quarter		Quarter
	2003	2002	2003

Contract drilling
Average day rates
Jackup rigs
North America	$ 27,798	$ 22,864	$ 27,793
Europe	69,786	79,406	71,724
Asia Pacific	62,791	56,802	63,154
South America	86,104	n/a	80,087

Total jackup rigs	46,911	42,061	47,833
Semisubmersible rig - N. America	188,346	182,305	188,336
Barge rigs
Asia Pacific	40,239	n/a	41,321
South America	41,368	39,792	36,401

Total barge rigs	40,816	39,792	38,731
Platform rigs - North America	26,408	24,608	26,129

Total	$ 48,980	$ 44,844	$ 49,675

Utilization
Jackup rigs
North America	89%	95%	84%
Europe	95%	78%	91%
Asia Pacific	82%	72%	89%
South America	98%	n/a	100%

Total jackup rigs	88%	85%	87%
Semisubmersible rig - N. America	100%	97%	97%
Barge rigs
Asia Pacific	96%	n/a	99%
South America	17%	16%	17%

Total barge rigs	28%	16%	28%
Platform rigs - North America	40%	60%	51%

Total	77%	73%	77%